As filed with  the Securities and Exchange Commission on  September 4,  1996
                                                           Registration No.333-
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                 ---------------

                              DIALOGIC CORPORATION
             (Exact name of registrant as specified in its charter)

           New Jersey                                        22-2476441
(State or other jurisdiction of                             (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                                  1515 Route 10
                          Parsippany, New Jersey 07054
                                 (201) 993-3000

               (Address, including zip code, and telephone number,
                 including area code, of Registrant's principal
                               executive offices)
                                 ---------------

                                EDWARD B. JORDAN
                              Dialogic Corporation
                                  1515 Route 10
                          Parsippany, New Jersey 07054
                                 (201) 993-3000

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                 ---------------

                                    Copy to:
                            Peter H. Ehrenberg, Esq.
                Lowenstein, Sandler, Kohl, Fisher & Boylan, P.C.
                              65 Livingston Avenue
                           Roseland, New Jersey 07068
                                 ---------------
        Approximate date of commencement of proposed sale to the public:

  From time to time after the effective date of this Registration Statement as determined by the Selling Shareholders. See "Selling Shareholders".

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) .under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|





                                 ---------------
                         CALCULATION OF REGISTRATION FEE

- --------------------------------------------------------------------------------
                                    Proposed
                                    Proposed           maximum
Title of each class                 maximum            aggregate    Amount of
of securities to be  Amount to be   offering price     offering     registration
registered           registered     per unit (1)       price (1)    fee
- --------------------------------------------------------------------------------

Common Stock,
no par value         85,298 Shares  $33.75           $2,878,808.00  $993.00

- --------------------------------------------------------------------------------


(1) Pursuant to Rule 457(c), the proposed maximum offering price per unit is estimated solely for the purpose of calculating the registration fee and is based on the average of the high and low prices of the Company's Common Stock on the NASDAQ National Market System on September 3, 1996.

                                 ---------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
- ------------------------------------------------------------------------------

                              DIALOGIC CORPORATION
                                  ------------

                                  85,298 Shares
                                  Common Stock
                                  No Par Value

                                  INTRODUCTION

     This Prospectus relates to up to 85,298 shares of the Common Stock, no par value (the "Common Stock"), of Dialogic Corporation (the "Company"), which will be offered by certain shareholders of the Company. See "Selling Shareholders". The Company will not receive any of the proceeds from the sale of shares by the selling shareholders.

     The shares of Common Stock offered hereby were issued by the Company to the shareholders of Dianatel Corporation., a California corporation ("Dianatel"), in exchange for their shares of Dianatel's Common Stock in connection with the merger of Dianatel with and into a wholly-owned subsidiary of the Company on June 27, 1996. The shareholders of the Company who formerly were shareholders of Dianatel, as well as certain of their transferees, are hereinafter collectively referred to as the "Selling Shareholders". See "Selling Shareholders".

     The Common Stock is traded in the over-the-counter market and quoted on the National Market System of the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). The shares of Common Stock offered hereby are offered without underwriters at the market - that is, at the price in effect at the time of sale by the Selling Shareholders. On ______, 1996, the closing sales price of the Common Stock on NASDAQ was $ ___ per share. The Company will bear all expenses in connection with the registration of the Common Stock being registered hereby, which expenses are estimated to be approximately $7,200. The Selling Shareholders will pay all brokerage commissions incurred in connection with the sale of shares of Common Stock at the market.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

     The date of this Prospectus is _______, 1996.

     No person has been authorized to give any information or to make any representations other than as contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.


                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's Regional Offices in New York (Seven World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Suite 1400, 500 West Madison Street, Chicago, Illinois 60661), and copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         There are incorporated herein by reference the following documents of the Company heretofore filed by it with the Commission:

        (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1995;

        (b) the Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1996 and June 30, 1996;

        (c)  the Company's Current Report on Form 8-K dated July 10, 1996; and

        (d) the description of the Company's Common Stock contained in the Company's report on Form 8-A declared effective by the Commission on April 11, 1994.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been incorporated by reference in this Prospectus (not including exhibits to such documents unless such exhibits are specifically incorporated by reference therein). Requests should be directed to Dialogic Corporation, 1515 Route 10, Parsippany, New Jersey 07054, Attention: Edward B. Jordan, Vice President, telephone number (201) 993-3000.

                                   THE COMPANY

     The Company designs, manufactures and markets hardware and software signal computing components for computer telephony systems. The Company's products are offered as modular building blocks that enable its customers--primarily VARs, OEMs, systems integrators, service providers and applications developers--to design computer telephony systems that meet the applications demands of their end-user customers. Dialogic has promoted the acceptance of open, non-proprietary computer telephony systems, enabling its customers to respond to end-user demand for standards-based systems and expanding the types of systems into which the Company's products may be incorporated.

         The Company's signal computing products are computer expansion boards which typically fit in a PC chassis and operate under the control of an industry standard PC operating system. With its emphasis on developing modular building blocks for computer telephony systems, the Company offers products that operate over a continuum in performance and density. Its traditional products enable developers to create computer telephony systems with voice processing, facsimile, data, speech recognition, and speech synthesis capabilities. Its high density products, first introduced during 1994, provide advanced switching and other computer-telephony features that enable the Company's customers to extend their product offerings into call center and enhanced services environments.

     The Company is incorporated in New Jersey and maintains its principal executive offices at 1515 Route 10, Parsippany, New Jersey 07054; telephone number (201) 993-3000.

                              SELLING SHAREHOLDERS

Dianatel Selling Shareholders

     Effective as of June 27, 1996, San Jose DLGC Acquisition Corporation, a wholly-owned subsidiary of the Company (the "Subsidiary") and Dianatel entered into an Agreement and Plan of Merger (the "Dianatel Agreement"). Pursuant to the terms of the Dianatel Agreement, Dianatel was merged with and into the Subsidiary and the Subsidiary, as the surviving corporation, remained a wholly-owned subsidiary of the Company. Each Dianatel shareholder was given the opportunity to elect to receive cash or shares of the Company's Common Stock in the Merger. Under the Dianatel Agreement, a total of 45,153 shares of the Company's Common Stock were issued as "Initial Consideration" (as defined in the Dianatel Agreement), a total of 10,271 shares of Common Stock have been deposited in an escrow account and may ultimately be distributed to the former shareholders of Dianatel as "Escrow Consideration" (as defined in the Dianatel Agreement) and a total of 29,874 shares of the Company's Common Stock may be issued in the future as "Option Cancellation Consideration" (as defined in the Dianatel Agreement) in certain circumstances. This Prospectus covers all of the shares of the Company's Common Stock which may be issued to the former shareholders of Dianatel as Initial Consideration, Escrow Consideration or Option Cancellation Consideration and which may be resold by such shareholders, as well as transferees of such shareholders, pursuant to this offering. The Dianatel merger became effective on June 27, 1996 (the "Effective Date of the Merger").


        The following table sets forth information as to the maximum number of shares of the Company's Common Stock which may be acquired (as Initial Consideration, Escrow Consideration or Option Cancellation Consideration), directly or indirectly, by the Selling Shareholders or their transferees pursuant to the Dianatel Agreement, each of which shares, if issued to the former shareholders of Dianatel, may be resold pursuant to this offering. The shares listed in the table represent all of the shares of Dialogic Common Stock known by the Company to be beneficially owned by such shareholders or their predecessor as of June 27, 1996. As of June 30, 1996, there were 15,676,884 shares of the Company's Common Stock outstanding.

                                                              Number of
                                                          Shares of Dialogic
Dianatel Selling Shareholders                                Common Stock
- -----------------------------                              ------------
Robert T.Flaherty.........................................    23,917
Patrick McGuire...........................................    16,726
Gary A. Maier ............................................    18,744
Michael J. Maier..........................................    18,744
Dalton Martin.............................................     1,967
R. Thomas Fair............................................     5,200


- -----------------
1Includes 29,874 shares of Option Cancellation Consideration which will only be issuable to the Selling Shareholders and saleable by the Selling Shareholders if certain stock options are cancelled.

General

         None of the Selling Shareholders has ever held any position or office or had any material relationship with the Company or any of its subsidiaries (other than with Dianatel prior to its acquisition by the Company), except that Robert Flaherty has served as the President and a director of the subsidiary into which Dianatel was merged since June 3, 1996.


                                 MANNER OF SALE

                  The Common Stock is traded in the over-the-counter market and is quoted on the NASDAQ National Market System. It is anticipated that the Selling Shareholders will sell the shares of the Company's Common Stock at the market; that is, at the price in effect at the time of sale to investors. Sales are expected to be effected by registered broker/dealers.


                                     EXPERTS

                  The consolidated financial statements and the related financial statement schedule incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

    Securities and Exchange Commission registration fee.................$    993
    Legal fees and expense..............................................   3,000
    Accounting fees and expense.........................................   3,000
    Miscellaneous expenses...............................................    207
                  Total.................................................  $7,200

         No portion of the foregoing expenses will be borne by the Selling Shareholders.

         All  expenses  other  than  the  Securities  and  Exchange   Commission
registration fee are estimated.

Item 15.  Indemnification of Directors and Officers

                  Subsection (2) of Section 3-5, Title 14A of the New Jersey Business Corporation Act empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a corporate agent (i.e., a director, officer, employee or agent of the corporation or a person serving at the request of the corporation as a director, officer, trustee, employee or agent of another corporation or enterprise), against reasonable costs (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

         Subsection (3) of Section 3-5 empowers a corporation to indemnify a corporate agent against reasonable costs (including attorneys' fees) incurred by him in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves such corporate agent by reason of the fact that he is or was a corporate agent if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been judged to be liable for negligence or misconduct unless and only to the extent that the Superior Court of New Jersey or the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         Subsection (4) of Section 3-5 provides that to the extent that a corporate agent has been successful in the defense of any action, suit or proceeding referred to in subsections (2) and (3) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) incurred by him in connection therewith.

         Subsection 8 of Section 3-5 provides that the indemnification provisions in the law shall not exclude any other rights to indemnification that a director or officer may be entitled to under a provision of the certificate of incorporation, a by-law, an agreement, a vote of shareholders, or otherwise. That subsection explicitly permits indemnification for liabilities and expenses incurred in proceedings brought by or in the right of the corporation (derivative proceedings). The only limit on indemnification of directors and officers imposed by that subsection is that a corporation may not indemnify a director or officer if a judgment has established that the director's or officer's acts or omissions were a breach of his or her duty of loyalty, not in good faith, involved a knowing violation of the law, or resulted in receipt of an improper personal benefit.

         Subsection (9) of Section 3-5 provides that a corporation is empowered to purchase and maintain insurance on behalf of a director or officer against any expenses or liabilities incurred in any proceeding by reason of that person being or having been a director or officer, whether or not the corporation would have the power to indemnify that person against expenses and liabilities under other provisions of the law.

         The Registrant's Restated Certificate of Incorporation contains the following provisions regarding indemnification:

                  "Every person who is or was a director, officer or corporate agent of the Corporation shall be indemnified by the Corporation to the fullest extent allowed by law, including the indemnification permitted by N.J.S. 14A:3-5(8), against all liabilities and expenses imposed upon or incurred by that person in connection with any proceeding in which that person may be made, or threatened to be made, a party, or in which that person may become involved by reason of that person being or having been a director, officer or corporate agent of or serving or having served in any capacity with any other enterprise at the request of the Corporation, whether or not that person is a director, officer or corporate agent or continues to serve the other enterprise at the time the liabilities or expenses are imposed or incurred."

         The Registrant's Restated Certificate of Incorporation contains the following provisions regarding certain limitations on the liability of directors and officers:

                  "A director or an officer of the Corporation shall not be personally liable to the Corporation or its shareholders for the breach of any duty owned to the Corporation or its shareholders except to the extent that an exemption from personal liability is not permitted by the New Jersey Business Corporation Act."


         See also the undertakings set forth in response to Item 17 herein.

Item 16.  Exhibits

          2.1 Agreement and Plan of Merger, dated as of June 27, 1996, among Dialogic Corporation, San Jose DLGC Acquisition Corporation and Dianatel Corporation (without appendices, which will be furnished to the Commission upon request).

          4.1 Restated Certificate of Incorporation of Dialogic Corporation is incorporated by reference to Exhibit 3.1 of Amendment No. 2
               of  the  Registrant's  Registration    Statement  on  Form   S-1
               (No. 33-59598) filed in connection with the Registrant's initial public offering.

          4.2  By-laws of Dialogic  Corporation are incorporated by reference to
               Exhibit 3.2 to the Registrant's Registration Statement on Form S-1 (No. 33-59598) filed in connection with the Registrant's initial public offering.

          5.1  Opinion of  Lowenstein,  Sandler,  Kohl,  Fisher  &  Boylan,   a
               Professional Corporation.

         23.1  Independent Auditors' Consent (Deloitte & Touche, LLP)

         23.2  Consent  of   Lowenstein,  Sandler,  Kohl,  Fisher  &  Boylan, A
               Professional  Corporation,  is included in Exhibit 5.1.

         24.1  Power of Attorney.

Item 17.  Undertakings

         The undersigned Registrant hereby undertakes:

         A. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act"), unless the foregoing information is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement; and

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement, unless the foregoing information is contained in periodic reports filed by the Registrant pursuant to
         Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement.

         B. That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         C. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         D. That for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         E. That insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Parsippany, State of New Jersey, on the 4th day of September, 1996.

                                                   DIALOGIC CORPORATION



                                                    By: /s/ Edward B. Jordan
                                                        Edward B. Jordan,
                                                        Vice President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

             Signatures             Title                      Date

Nicholas Zwick*                  Chairman of the Board         September 4, 1996
- -----------------------------
Nicholas Zwick

Howard G. Bubb*                  Director, President and       September 4, 1996
- -----------------------------    Chief Executive Officer
Howard G. Bubb

Kenneth J. Burkhardt, Jr.*       Director                      September 4, 1996
- -----------------------------
Kenneth J. Burkhardt, Jr.

Masao Konomi*                    Director                      September 4, 1996
- -----------------------------
Masao Konomi

John N. Lemasters*               Director                      September 4, 1996
- -----------------------------
John N. Lemasters

Francis G. Rodgers*              Director                      September 4, 1996
- -----------------------------
Francis G. Rodgers

James J. Shinn*                  Director                      September 4, 1996
- -----------------------------
James J. Shinn

/s/ Edward B. Jordan             Chief Financial and           September 4, 1996
- -----------------------------    Accounting Officer
Edward B. Jordan


                                  *By: /s/ Edward B. Jordan
                                       Edward B. Jordan
                                       Attorney-in-Fact

                                  EXHIBIT INDEX


   Exhibit No.              Description                                 Page No.


      2.1 Agreement and Plan of Merger, dated as of June 27, 1996, among Dialogic Corporation, San Jose DLGC Acquisition Corporation and Dianatel Corporation

      4.1       Registrant's     Restated     Certificate of Incorporation
                (incorporated by reference)

      4.2       Registrant's By-Laws (incorporated by reference)

      5.1       Opinion of Lowenstein, Sandler, Kohl, Fisher & Boylan, P.C.

     23.1       Independent Auditors' Consent (Deloitte & Touche LLP)

     23.2 Consent of Lowenstein, Sandler, Kohl, Fisher & Boylan, P.C. is included in Exhibit 5.1

     24.1       Power of Attorney